                                                        Exhibit 17(f)


PROSPECTUS
APRIL __, 1997


                                          PACIFIC HORIZON INTERMEDIATE BOND FUND
                                                  PACIFIC HORIZON BLUE CHIP FUND
                                           PACIFIC HORIZON ASSET ALLOCATION FUND
                    Investment Portfolios Offered by Pacific Horizon Funds, Inc.

This Prospectus applies to the SRF Shares of the Pacific Horizon Intermediate Bond Fund, Pacific Horizon Blue Chip Fund and Pacific Horizon Asset Allocation Fund (each a "Fund" and collectively the "Funds"), three diversified mutual funds offered by Pacific Horizon Funds, Inc. (the "Company").

The PACIFIC HORIZON INTERMEDIATE BOND FUND, formerly the Flexible Bond Fund (the "Intermediate Bond Fund"), is a diversified mutual fund whose investment objective is to obtain interest income and capital appreciation. The Intermediate Bond Fund seeks its objective by investing in investment grade intermediate and longer term bonds, including corporate and governmental fixed income obligations and mortgage-backed securities.

The PACIFIC HORIZON BLUE CHIP FUND (the "Blue Chip Fund") is a diversified mutual fund whose investment objective is long-term capital appreciation through investments in blue chip stocks.

The PACIFIC HORIZON ASSET ALLOCATION FUND (the "Asset Allocation Fund") is a diversified mutual fund whose investment objective is to obtain long-term growth from capital appreciation and dividend and interest income. The Asset Allocation Fund seeks to achieve its objective by actively allocating investments among the three major asset categories: bonds, equity securities and cash equivalents.

UNLIKE MOST OTHER INVESTMENT COMPANIES WHICH INVEST DIRECTLY IN PORTFOLIO SECURITIES, THE INTERMEDIATE BOND AND BLUE CHIP FUNDS SEEK TO ACHIEVE THEIR RESPECTIVE INVESTMENT OBJECTIVES BY INVESTING ALL THEIR INVESTABLE ASSETS IN FUNDS OF AN OPEN-END, MANAGEMENT INVESTMENT COMPANY (THE "INTERMEDIATE BOND MASTER PORTFOLIO" AND THE "BLUE CHIP MASTER PORTFOLIO," RESPECTIVELY; COLLECTIVELY, THE "MASTER PORTFOLIOS" AND, TOGETHER WITH THE ASSET ALLOCATION FUND, THE "PORTFOLIOS") HAVING THE SAME INVESTMENT OBJECTIVE AS THAT OF EACH OF THE INTERMEDIATE BOND AND BLUE CHIP FUNDS, RESPECTIVELY. THE INTERMEDIATE BOND AND BLUE CHIP FUNDS WILL PURCHASE SHARES OF THE RESPECTIVE MASTER PORTFOLIOS AT NET ASSET VALUE. THE NET ASSET VALUES OF THE INTERMEDIATE BOND AND BLUE CHIP FUNDS WILL RESPOND TO INCREASES AND DECREASES IN THE VALUE OF EACH RESPECTIVE MASTER PORTFOLIO'S SECURITIES. INVESTORS SHOULD CAREFULLY CONSIDER THIS INVESTMENT APPROACH. SEE "FUND INVESTMENTS--INVESTMENT OBJECTIVES AND POLICIES-- SPECIAL CONSIDERATIONS--MASTER-FEEDER STRUCTURE" ON PAGE __ FOR ADDITIONAL INFORMATION REGARDING THIS STRUCTURE.

As of the date of this Prospectus, the Asset Allocation Fund also invests all of its investable assets in a fund of an open-end, management investment company (the "Asset Allocation Master Portfolio") having the same investment objective as that of the Fund. Upon the consummation of the proposed reorganization of the Bond, Blue Chip and Asset Allocation Funds of the Seafirst Retirement Funds into the SRF Shares of the Pacific Horizon Funds on ____________, 1997 (the "Reorganization Date"), the Asset Allocation Fund will withdraw its assets from the Asset Allocation Master Portfolio and invest its assets directly in portfolio securities. Accordingly, because the SRF Share class will not be sold until the Reorganization Date, the description of the Asset Allocation Fund in this Prospectus reflects its operation as a Fund which invests directly in portfolio securities.

SRF Shares are sold without a sales charge and are available for the investment of retirement funds held in Eligible Retirement Accounts (as defined in "How to Invest in SRF Shares - Eligibility for Admission" on page ___ of this Prospectus). An individual for whose benefit an Eligible Retirement Account is maintained, or who may be entitled to receive benefits from an Eligible Retirement Account, is referred to as a "Participant."

SRF Shares of a Fund will automatically convert to A Shares of the same Fund on the third anniversary of the Reorganization Date. A Shares of the Funds are offered through separate prospectuses available from Retirement Services by calling the phone number on the cover page of this Prospectus.

SRF Shares held in any Fund by an Eligible Retirement Account may be exchanged for: 1) SRF Shares of any other Fund, 2) A Shares of any other taxable non-money market investment portfolio offered by the Company or Time Horizon Funds (a "Time Horizon Fund") without incurring the front-end sales charge otherwise applicable on sales of A Shares or, 3) Pacific Horizon Shares of the Pacific Horizon Prime Fund. See "How To Invest in SRF Shares - Exchange Privileges" on page ___ of this Prospectus for additional exchange privileges and information.

The Funds are offered by the Company. Both the Company and Time Horizon Funds are open-end, series management investment companies advised by Bank of America National Trust and Savings Association ("Bank of America" or the "investment adviser"). Based in San Francisco, California, Bank of America and its affiliates have over $48 billion under management, including over $13 billion in mutual funds.

This Prospectus describes concisely the information about the Funds and the Company that you should know before investing. Please read it carefully and retain it for future reference. More information about the Funds is contained in a Statement of Additional Information that has been filed with the Securities and Exchange Commission. To obtain a free copy, call 800-323-9919. The Statement of Additional Information, as it may be revised from time to time, is dated April__, 1997 and is incorporated by reference into this Prospectus.

LIKE ALL MUTUAL FUNDS, THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is part of a Registration Statement that has been filed with the Securities and Exchange Commission ("SEC") in Washington, D.C. under the Securities Act of 1933.

No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in the Statement of Additional Information and in the Funds' official sales literature, in connection with the offering of the Funds' shares and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or Concord Financial Group, Inc. ("CFG" or the "Distributor"). This Prospectus does not constitute an offer by the Funds or by the Distributor to sell, or a solicitation of any offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful for the Funds or the Distributor to make such offer in such jurisdiction.

Shares of the Funds are not bank deposits or obligations of, or guaranteed or endorsed by, Bank of America or any of its affiliates and are not federally insured by, guaranteed by, obligations of or otherwise supported by the U.S. Government, the Federal Deposit Insurance Corporation, the Federal Reserve

Board or any other governmental agency. Investment in the Funds involves investment risk, including the possible loss of principal.

                                    CONTENTS


EXPENSE SUMMARY
FINANCIAL HIGHLIGHTS
FUND INVESTMENTS
INVESTMENT OBJECTIVES AND POLICIES
                                            Other Investment Practices
                                            Fundamental Limitations
HOW TO INVEST IN SRF SHARES
                                            Eligibility for Admission
                                            Additional Contributions or
                                            Transfers into Eligible Retirement
                                              Accounts
                                            Dividend and Distribution Policies
REDEMPTION OF SRF SHARES
EXCHANGE PRIVILEGES
AUTOMATIC CONVERSION
VALUATION OF SRF SHARES

THE BUSINESS OF THE FUNDS                   Fund Management
                                              Service Providers
TAX INFORMATION
MEASURING PERFORMANCE
DESCRIPTION OF SHARES
PLAN PAYMENTS


APPENDIX A

DISTRIBUTOR:                   INVESTMENT ADVISER:

Concord Financial Group,       Bank of America National Trust
  Inc.                           and Savings Association
3435 Stelzer Road              555 California Street
Columbus, OH 43219-3035        San Francisco, CA 94104

EXPENSE SUMMARY

SRF Shares of the Funds are offered through this Prospectus. SRF Shares of a Fund will automatically convert to A Shares of the same Fund on the third anniversary of the Reorganization Date. Because of this conversion feature, certain information is provided in the Prospectus as to A Shares of the Funds.

SHAREHOLDER TRANSACTION EXPENSES are charges you pay when buying or selling shares of the Funds. SRF Shares are offered at net asset value without the payment of any sales charge (see page __ of the Prospectus for an explanation of net asset value per share). SRF Shares of a Fund will automatically convert to A Shares of the same Fund on the third anniversary of the Reorganization Date. A Shares of the Funds are offered at net asset value plus a front-end sales charge. However, the front-end sales charge is not applicable to A Shares purchased by Eligible Retirement Accounts.

ANNUAL FUND OPERATING EXPENSES include payments by the Funds and payments by the respective Master Portfolios which are allocable to the Intermediate Bond Fund and Blue Chip Fund. Operating expenses include fees for portfolio management, maintenance of shareholder accounts, general administration, shareholder servicing, accounting and other services.

Below is a summary of the shareholder transaction expenses imposed by the Funds for SRF Shares and A Shares and the operating expenses (including the operating expenses of the respective Master Portfolios which are allocable to the Intermediate Bond Fund and Blue Chip Fund) expected to be incurred by SRF Shares and A Shares of each Fund during the current fiscal year. The information with respect to A Shares of the Funds has been restated to assume that current fees had been in effect during the previous fiscal year. Actual expenses may vary. A hypothetical example based on the summary is also shown.




                                                       -----------------------------------------------------------------

                                                            SRF SHARES                     A SHARES
                                                            ----------                     --------
INTERMEDIATE BOND FUND
Shareholder Transaction Expenses
Maximum Sales Load Imposed on Purchases
   (as a percentage of offering price)                                 None                          4.50%(1)
Sales Load Imposed on Reinvested Dividends                             None                          None
Maximum Contingent Deferred Sales Load
   (as a percentage of offering price)                                 None                          None
Redemption Fees                                                        None                          None
Exchange Fee                                                           None                          None
ANNUAL FUND OPERATING EXPENSES
(as a percentage of average net assets)
Management Fees                                                        0.50%                         0.50%
All Other Expenses (After Fee Waivers                                  0.45%                         0.40%
   and expense reimbursements)(2)
       Other Expenses (After Fee Waivers
         and expense reimbursements)(2)                 0.40%                          0.40%
       Shareholder Services Fee
       (After Fee Waivers)(2)                           0.05%                             0%
Total Operating Expenses
  (After Fee Waivers
      and expense reimbursements)(2)(3)                                0.95%                         0.90%
                                                                       =====                         =====

                                                       -----------------------------------------------------------------


(1) There will be no sales load imposed on conversion of SRF Shares to A Shares, and there is no sales load imposed on subsequent purchases of A Shares in an Eligible Retirement Account.



(2) Absent fee waivers and expense reimbursements, "All Other Expenses" for the Fund's SRF and A Shares would be 0.80% and 0.80%, respectively, of average net assets (annualized); "Other Expenses" for the Fund's SRF and A Shares would be 0.55% and 0.55%, respectively, of average net assets (annualized) and "Total Operating Expenses" for the Fund's SRF and A Shares would be 1.30% and 1.30%, respectively, of average net assets (annualized). Absent fee waivers, "Shareholder Services Fees" for SRF Shares and A Shares would be 0.25% (annualized) of average daily net assets.

(3) Bank of America and The BISYS Group, Inc. ("BISYS") have agreed to waive fees and reimburse expenses in such amounts as are necessary to limit the expenses of the SRF Shares (including the pro rata share of the expenses incurred by the Master Portfolio in which the Intermediate Bond Fund invests) to 0.95% of the average daily net assets of the Fund for the first two years after the Reorganization Date, and to limit expenses to 1.05% of the average daily net assets for the third year after the Reorganization Date. This limitation on expenses of the SRF Shares will continue until such shares convert into A Shares.

EXAMPLE: Assume the annual return is 5% and operating expenses are the same as those stated above. For every $1,000 you invest, here is how much you would have paid in total expenses if you closed your account after the number of years indicated:


                                                                    AFTER             AFTER
                  AFTER 1 YEAR             AFTER 3 YEARS           5 YEARS          10 YEARS
                  ------------             -------------           -------          --------

SRF Shares              $ 10                    $ 32(1)               $ N/A          $ N/A
A Shares(2)             $ 54                    $ 72                  $  93          $ 151

(1)  SRF Shares will convert to A Shares 3 years after the Reorganization Date.

(2) Assumes deduction at time of purchase of maximum applicable front-end sales charge which does not apply to Eligible Retirement Accounts. Such amounts would be $9, $29, $50 and $111 without deducting the front-end sales charge.



                                                     ------------------------------------------------------------------

                                                            SRF SHARES                     A SHARES
                                                            ----------                     --------
BLUE CHIP FUND
SHAREHOLDER TRANSACTION EXPENSES
Maximum Sales Load Imposed on Purchases
   (as a percentage of offering price)                                None                          4.50%(1)
Sales Load Imposed on Reinvested Dividends                            None                          None
Maximum Contingent Deferred Sales Load
   (as a percentage of offering price)                                None                          None
Redemption Fees                                                       None                          None
Exchange Fee                                                          None                          None
ANNUAL FUND OPERATING EXPENSES
(as a percentage of average net assets)
Management Fees                                                       0.70%                         0.70%
All Other Expenses (After Fee Waivers
   and expense reimbursements)(2)                                     0.25%                         0.47%
                                                                      ----                          ----
       Other Expenses (After Fee Waivers
         and expense reimbursements)(2)                0.22%                          0.22%
       Shareholder Services Fee
       (After Fee Waivers)(2)                          0.03%                          0.25%
Total Operating Expenses
  (After Fee Waivers
      and expense reimbursements)(2)(3)                               0.95%                         1.17%
                                                                      =====                         =====

                                                     ------------------------------------------------------------------

(1) There will be no sales load imposed on conversion of SRF Shares to A Shares and there is no sales load imposed on subsequent purchases of A Shares in an Eligible Retirement Account.

(2) Absent fee waivers, "All Other Expenses" for the Fund's SRF Shares would be 0.47% of average net assets (annualized); and "Total Operating Expenses" for the Fund's SRF Shares would be 1.17% of average net assets (annualized). Absent fee waivers, "Shareholder Services Fees" for SRF Shares would be 0.25% (annualized) of average daily net assets.

(3) Bank of America and BISYS have agreed to waive fees and reimburse expenses in such amounts as are necessary to limit the expenses of the SRF Shares (including the pro rata share of the expenses incurred by the Master Portfolio in which the Blue Chip Fund invests) to 0.95% of the average daily net assets of the Fund for the first two years after the Reorganization Date, and to limit expenses to 1.05% of the average daily net assets for the third year after the Reorganization Date. This limitation on expenses of the SRF Shares will continue until such shares convert into A Shares.


EXAMPLE: Assume the annual return is 5% and operating expenses are the same as those stated above. For every $1,000 you invest, here is how much you would have paid in total expenses if you closed your account after the number of years indicated:


                                                                         AFTER               AFTER
                       AFTER 1 YEAR             AFTER 3 YEARS           5 YEARS            10 YEARS
                       ------------             -------------           -------            --------

SRF Shares                   $ 10                    $ 32(1)                $ N/A           $ N/A
A Shares(2)                  $ 56                    $ 80                   $ 106           $ 181

(1)      SRF Shares will convert to A Shares 3 years after the Reorganization Date.

(2) Assumes deduction at time of purchase of maximum applicable front-end sales charge which does not apply to Eligible Retirement Accounts. Such amounts would be $12, $37, $64 and $142 without deducting the front-end sales charge.



                                               -----------------------------------------------------------------

                                                  SRF SHARES                       A SHARES
                                                  ----------                       --------

ASSET ALLOCATION FUND
Shareholder Transaction Expenses
Maximum Sales Load Imposed on Purchases
   (as a percentage of offering price)                         None                          4.50%(1)
Sales Load Imposed on Reinvested Dividends                     None                          None
Maximum Contingent Deferred Sales Load
   (as a percentage of offering price)                         None                          None
Redemption Fees                                                None                          None
Exchange Fee                                                   None                          None
ANNUAL FUND OPERATING EXPENSES
(as a percentage of average net assets)
Management Fees                                                0.55%                         0.55%
All Other Expenses (After Fee Waivers
   and expense reimbursements)(2)                              0.40%                         0.45%
                                                               -----                         -----
       Other Expenses (After Fee Waivers
         and expense reimbursements)(2)         0.20%                          0.20%
       Shareholder Services Fee
       (After Fee Waivers)(2)                   0.20%                          0.25%
Total Operating Expenses
  (After Fee Waivers
      and expense reimbursements)(2)(3)                        0.95%                         1.00%
                                                               =====                         =====

                                               -----------------------------------------------------------------

(1) There will be no sales load imposed on conversion of SRF Shares to A Shares and there is no sales load imposed on subsequent purchases of A Shares in an Eligible Retirement Account.

(2) Absent fee waivers, "All Other Expenses" for the Fund's SRF Shares would be 0.45% of average net assets (annualized) and "Total Operating Expenses" for the Fund's SRF Shares would be 1.00% of average net assets (annualized). Absent fee waivers, "Shareholder Services Fees" for SRF Shares would be 0.25% (annualized) of average daily net assets.

(3) Bank of America and BISYS have agreed to waive fees and reimburse expenses in such amounts as are necessary to limit the expenses of the SRF Shares to 0.95% of the average daily net assets of the Fund for the first two years after the Reorganization Date, and to limit expenses to 1.05% of the average daily net assets for the third year after the Reorganization Date. This limitation on expenses of the SRF Shares will continue until such shares convert into A Shares.

EXAMPLE: Assume the annual return is 5% and operating expenses are the same as those stated above. For every $1,000 you invest, here is how much you would have paid in total expenses if you closed your account after the number of years indicated:


                                                                 AFTER              AFTER
                  AFTER 1 YEAR         AFTER 3 YEARS            5 YEARS           10 YEARS
                  ------------         -------------            -------           --------

SRF Shares           $ 10                  $ 32(1)               $ N/A              $ N/A
A Shares(2)          $ 55                  $ 77                  $101               $ 170

(1)   SRF Shares will convert to A Shares 3 years after the Reorganization Date.

(2) Assumes deduction at time of purchase of maximum applicable front-end sales charge which does not apply to Eligible Retirement Accounts. Such amounts would be $10, $32, $55 and $122 without deducting the front-end sales charge.


Note: The preceding operating expenses and examples should not be considered a representation of future investment returns and operating expenses. Actual investment returns and operating expenses may be more or less than those shown.

This expense information is provided to help you understand the expenses you would bear either directly (as with transaction expenses) or indirectly (as with annual operating expenses) as a shareholder of the Funds.

MANAGEMENT FEES CONSIST OF:

o an investment advisory fee payable at the annual rate of 0.30%, 0.50% and 0.40% of the Intermediate Bond Master Portfolio's, Blue Chip Master Portfolio's and Asset Allocation Fund's respective average daily net assets; and

o an administration fee payable at the annual rate of 0.15% and 0.05% of the Intermediate Bond Fund's and the Intermediate Bond Master Portfolio's respective average daily net assets, 0.15% and 0.05% of the Blue Chip Fund's and the Blue Chip Master Portfolio's respective average daily net assets, and 0.15% of the Asset Allocation Fund's average daily net assets.

Currently, the most restrictive expense limitation limits each Fund's aggregate annual expenses (including management fees and the Intermediate Bond Fund's and Blue Chip Fund's pro rata share of such expenses of the particular Master Portfolio) to 2.5% of the first $30 million of each Fund's average daily net assets, 2% of the next $70 million and 1.5% of each Fund's remaining average daily net assets.

The Board of Directors of the Company believes that the aggregate per share expenses of the Intermediate Bond and Blue Chip Funds and the respective Master Portfolios in which each Fund's assets are invested will be approximately the same as the expenses which the particular Fund would incur if the Company retained the services of an investment adviser for that Fund and the assets of that Fund were invested directly in the type of securities held by its Master Portfolio. Further, the Directors believe that the shareholders of the Intermediate Bond and Blue Chip Funds may participate in the ownership of a larger portfolio of securities than could be achieved directly by the Intermediate Bond and Blue Chip Funds. There can be no assurance, however, that such will be the case or that any economies of scale that might occur if other investors acquire shares of the Intermediate Bond and Blue Chip Master Portfolios will be realized.

                              FINANCIAL HIGHLIGHTS



The tables below show certain information concerning the investment results of A Shares of the Funds for the years and periods indicated. During the years and periods shown, the Funds did not offer SRF Shares. Actual investment results of the SRF Shares may be different. The information for the six-month period ended August 31, 1996 is unaudited. The information for the years and periods ended on or prior to February 29, 1996 was audited by Price Waterhouse LLP, the independent accountants for the Funds, whose unqualified reports on the financial statements containing such information are incorporated by reference into the Statement of Additional Information.

For the years and periods shown, the Asset Allocation Fund operated as part of a master feeder structure and invested all of its assets in the Asset Allocation Master Portfolio which had an identical investment objective. On the Reorganization Date, the Asset Allocation Fund will withdraw its investment in the Asset Allocation Master Portfolio and begin investing its assets directly in portfolio securities.

The Financial Highlights should be read in conjunction with the financial statements and notes thereto and the unqualified report of independent accountants thereon which are incorporated by reference into the Statement of Additional Information. Further information about the performance of the Funds is available in the annual and semi-annual reports to shareholders. The Statement of Additional Information and the annual and semi-annual reports to shareholders may be obtained free of charge by calling 800-323-9919.

                             INTERMEDIATE BOND FUND

Selected data for an A Share of common stock outstanding throughout each of the periods indicated:


                                                                                              FOR THE PERIOD
                                                                                                JANUARY 24,
                                                                                                   1994
                                               FOR THE                                         (COMMENCEMENT
                                              SIX-MONTHS      FOR THE YEAR    FOR THE YEAR     OF OPERATIONS)
                                                 ENDED            ENDED          ENDED            THROUGH
                                            AUGUST 31, 1996    FEBRUARY 29,    FEBRUARY 28,      FEBRUARY 28,
                                              (UNAUDITED)*         1996            1995            1994
                                              ------------         ----            ----            ----
Net asset value per share, beginning
  of period                                    $  9.75          $   9.44         $   9.81         $10.00
                                               -------          --------         --------          -----
Income from Investment Operations:
 Net investment income                            0.26              0.59             0.59           0.08
 Net realized and unrealized gains
  (losses) on securities                         (0.27)             0.33            (0.37)         (0.19)
                                               -------          --------         --------          -----
 Total income (loss) from
  investment operations                          (0.01)             0.92             0.22          (0.11)
Less Dividends and Distributions:
 Dividends to shareholders from net
  investment income                              (0.26)            (0.59)           (0.59)         (0.08)
 Distributions to shareholders from
  net realized gains on securities                 --              (0.02)             --             --
                                               -------          --------         --------          -----
Total dividends and distributions                (0.26)            (0.61)           (0.59)         (0.08)
Net change in net asset value                    (0.27)             0.31            (0.37)         (0.19)
                                               -------          --------         --------          -----
Net asset value per share, end
  of period                                    $  9.48          $   9.75         $   9.44         $ 9.81
                                               =======          ========         ========         ======
Total Return**                                   (0.10)%           10.45%            2.27%         (1.10)%
Ratios/Supplemental Data:
  Net assets, end of period (000)              $14,792          $ 13,179         $  1,964         $  356
  Ratio of expenses to average
   net assets***                                  0.75%+            0.27%            0.00%          0.00%+
  Ratio of net investment income to
    average net assets***                         5.36%+            6.13%            6.43%          5.70%+




 * As of July 22, 1996, the Fund designated the existing shares as "A" shares.

 ** The total returns listed are not annualized for the periods ended August 31, 1996 and February 28, 1994, and do not include the effect of the maximum 4.50% sales charge on A Shares.

 *** Reflects the Intermediate Bond Fund's proportionate share of the Intermediate Bond Master Portfolio's expenses and fee waivers and expense reimbursements by the Intermediate Bond Master Portfolio's investment adviser and administrator and the Intermediate Bond Fund's administrator and distributor. Such fee waivers and expense reimbursements had the effect of reducing the ratio of expenses to average net assets and increasing the ratio of net investment income to average net assets by 1.64%, 4.73%, 17.95% and 160.20% (annualized) for the periods ended August 31, 1996, February 29, 1996, February 28, 1995 and February 28, 1994, respectively.

 +    Annualized.


                                 BLUE CHIP FUND

Selected data for an A Share of common stock outstanding throughout each of the periods indicated:

                                                                                                                     FOR THE PERIOD
                                                                                                                       JANUARY 13,
                                                                                                                          1994
                                                                                                                    (COMMENCEMENT OF
                                               FOR THE SIX-MONTHS            FOR THE               FOR THE             OPERATIONS)
                                                      ENDED                YEAR ENDED            YEAR ENDED              THROUGH
                                                 AUGUST 31, 1996          FEBRUARY 29,          FEBRUARY 28,          FEBRUARY 28,
                                                  (UNAUDITED)*                1996                  1995                  1994
                                                  ------------                ----                  ----                  ----

Net asset value per share,
  beginning of period                                 $ 20.53              $ 15.81                 $ 14.97               $ 15.00
                                                      -------              -------                 -------               -------
Income from Investment Operations:
  Net investment income                                  0.11                 0.26                    0.31                  0.02
  Net realized and unrealized
    gains (losses) on securities                         0.48                 4.96                    0.80                 (0.05)
                                                      -------              -------                 -------               -------
  Total gain (loss) from
    investment operations                                0.59                 5.22                    1.11                 (0.03)
                                                      -------              -------                 -------               -------
Less Dividends and Distributions:
  Dividends to shareholders from
    net investment income                               (0.11)               (0.28)                  (0.27)                   --
                                                      --------             -------                 -------               -------
  Distributions to shareholders
    from net realized gains on
    securities                                           --                  (0.22)                     --                    --
                                                      -------              -------                 -------               -------
Total dividends and distributions                       (0.11)               (0.50)                  (0.27)                   --
                                                      -------              -------                 -------               -------
Net change in net asset value                            0.48                 4.72                    0.84                 (0.03)
                                                      -------              -------                 -------               -------
Net asset value per share, end
  of period                                           $ 21.01              $ 20.53                 $ 15.81               $ 14.97
                                                      =======              =======                 =======               =======
Total Return**                                           2.88%               33.39%                  7.60%                 (0.20)%
Ratios/Supplemental Data:
  Net assets, end of period (000)                    $ 95,163              $66,933                 $ 6,002               $ 1,180
  Ratio of expenses to average net
    assets***                                            1.27%+               0.83%                   0.00%                 0.00%+
  Ratio of net investment income
    to average net assets***                             2.28%+               1.63%                   2.46%                 2.92%+

   *     As of July 22, 1996, the Fund designated the existing series of shares "A"
         shares.

  ** The total returns listed are not annualized for the period ended August 31, 1996 and February 28, 1994, and do not include the effect of the maximum 4.50% sales charge on A Shares.

***      Reflects the Blue Chip Fund's proportionate share of the Master
         Portfolio's expenses, the Blue Chip Master Portfolio's fee waivers and expense reimbursements by the Blue Chip Master Portfolio's investment adviser and administrator and fee waivers and expense reimbursements by the Blue Chip Fund's administrator and Distributor.  Such fee waivers and expense reimbursements had the effect of reducing the ratio of expenses to average net assets and increasing the ratio of net investment income to average net assets by 0.48%, 1.45%, 6.32% and 55.00% (annualized) for the periods ended August 31, 1996, February 29, 1996, February 28, 1995 and
         February 28, 1994, respectively.

  +      Annualized.

                              ASSET ALLOCATION FUND

Selected data for an A Share of common stock outstanding throughout each of the periods indicated:


                                                                                                                 FOR THE PERIOD
                                                                                                                   JANUARY 18,
                                                                                                                       1994
                                                         FOR THE                                                  (COMMENCEMENT
                                                       SIX-MONTHS          FOR THE YEAR        FOR THE YEAR       OF OPERATIONS)
                                                          ENDED               ENDED               ENDED               THROUGH
                                                     AUGUST 31, 1996       FEBRUARY 29,        FEBRUARY 28,         FEBRUARY 28,
                                                       (UNAUDITED)*            1996                1995                 1994
                                                       ------------            ----                ----                 ----
Net asset value per share, beginning
  of period                                               $ 17.52             $ 15.15             $14.84                $15.00
                                                          -------             -------             ------                ------
Income from Investment Operations:
 Net investment income                                       0.14                0.52               0.48                  0.03
 Net realized and unrealized gains
  (losses) on securities                                     0.03             $  2.86               0.24                 (0.19)
                                                          -------             -------             ------                ------
 Total gain (loss) from investment
  operations                                                 0.17             $  3.38               0.72                 (0.16)
Less Dividends and Distributions:
 Dividends to shareholders from net
  investment income                                         (0.13)              (0.53)             (0.41)                   --
 Distributions to shareholders from
  net realized gains on securities                           --                 (0.48)                --                    --
                                                          -------             -------             ------                ------
Total dividends and distributions                           (0.13)              (1.01)             (0.41)                   --
                                                          -------             -------             ------                ------
Net change in net asset value                                0.04             $  2.37               0.31                 (0.16)
                                                          -------             -------             ------                ------
Net asset value per share, end
  of period                                               $ 17.56             $ 17.52             $15.15                $14.84
                                                          =======             =======             ======                ======
Total Return**                                               1.55%              22.80%              5.03%                (1.07)%
Ratios/supplemental data:
Net assets, end of period (000)                           $26,319             $22,355             $5,694                $  666
Ratio of expenses to average
  net assets***                                              1.25%+              0.62%              0.00%                 0.00%+
Ratio of net investment income to
  average net assets***                                      2.62%+              3.49%              4.25%                 4.20%+

 * As of July 22, 1996, the Fund designated the existing series of shares as "A" shares.

 ** The total returns listed are not annualized for the periods ended August 31, 1996 and February 28, 1994, and do not include the effect of the maximum 4.50% sales charge on A Shares.

 ***     Reflects the Asset Allocation Fund's proportionate share of the fee waivers and expense reimbursements by the Asset Allocation Master
         Portfolio's investment adviser and administrator and the Asset Allocation
         Fund's administrator and distributor.  Such fee waivers and expense reimbursements had the effect of reducing the ratio of expenses to average net assets and increasing the ratio of net investment income to average net assets by 0.71%, 2.30%, 7.89% and 83.95% (annualized) for the periods ended August 31, 1996, February 29, 1996, February 28, 1995 and
         February 28, 1994, respectively.

 +       Annualized.


                                FUND INVESTMENTS


                       INVESTMENT OBJECTIVES AND POLICIES

The Intermediate Bond and Blue Chip Funds seek to achieve their respective investment objectives by investing all of their investable assets in their respective Master Portfolios.

Because the investment characteristics of the Intermediate Bond ad Blue Chip Funds will correspond to those of the respective Intermediate Bond an Blue Chip Master Portfolios, the following is a discussion of the various investments of and techniques employed by the Intermediate Bond and Blue Chip Master Portfolios and the Asset Allocation Fund.

While each Master Portfolio and the Asset Allocation Fund strives to attain its respective investment objective, there can be no assurance that it will be able to do so.

THE INTERMEDIATE BOND FUND

         The investment objective of the Intermediate Bond Fund is to obtain interest income and capital appreciation through investment in investment grade intermediate and longer-term bonds, which consist of corporate and governmental fixed-income obligations, mortgage-backed securities, municipal securities and cash equivalents. Assets of the Intermediate Bond Fund are invested in the Intermediate Bond Master Portfolio, which has the same investment objective as the Intermediate Bond Fund. Under normal circumstances, at least 65% of the Intermediate Bond Master Portfolio's net assets will be invested in bonds.

         Investment grade bonds are bonds that are rated within the four highest ratings categories by a nationally recognized statistical rating organization, i.e., BBB or better by Standard & Poor's Ratings Group, Division of McGraw Hill ("S&P"), Fitch Investors Service, Inc. ("Fitch") or Duff & Phelps Credit Rating Co. ("Duff & Phelps") or Baa or better by Moody's Investors Service, Inc. ("Moody's"). (A description of applicable ratings is attached to the Statement of Additional Information as Appendix A.) While bonds rated BBB or Baa are regarded as having adequate capacity to pay interest and repay principal, adverse economic conditions or changing circumstances could lead to a weakened capacity to pay interest and repay principal. Bonds with the lowest investment grade rating (i.e., BBB or Baa) do not have outstanding investment characteristics and may have speculative characteristics as well. Unrated securities will be purchased only if Bank of America determines that they are of comparable quality to the rated securities in which the Intermediate Bond Master Portfolio may invest. Corporate bonds will be diversified by investment in bonds issued by different companies in different industries.

         Under normal market and interest rate conditions, the investment adviser expects that the Intermediate Bond Master Portfolio's average portfolio duration generally will be approximately the same as the Lehman Brothers Intermediate Government/Corporate Bond Index. This means that the Intermediate Bond Fund's net asset value fluctuation is expected to be similar to the price fluctuation of the Lehman Brothers Intermediate Government/Corporate Bond Index. Unlike maturity, which indicates when the security repays principal, "duration" incorporates the cash flows of all interest and principal payments and the proceeds from calls and redemptions over the life of the security. These payments are multiplied by the number of years over which they are received to produce a value that is expressed in years (i.e., duration). In addition, under normal market and interest rate conditions, the investment adviser expects that the Fund's average portfolio maturity will be between three and six years.

         Mortgage-backed securities, such as Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMAC") securities, will be guaranteed as to principal and interest, but not market value, by the U.S. Government or one of its agencies or instrumentalities. The Intermediate Bond Master Portfolio will not invest more than 35% of its net assets in mortgage-backed securities. There is the risk that corporate bonds might be called by the issuer if the bond interest rate is higher than currently prevailing interest rates. Similarly, a risk associated with mortgage-backed securities is early paydown of principal resulting from refinancing of the underlying mortgages. The rate of such prepayments, and hence the life of the security, will primarily be a function of current market rates. In periods of falling interest rates, the rate of prepayments tends to increase. During such periods, the reinvestment of prepayment proceeds will generally be at lower rates than the rates on the prepaid obligations.

         The Intermediate Bond Master Portfolio may invest in GNMA Certificates. These are mortgage-backed debt securities representing fractional ownership of a pool of mortgage loans. They are issued by lenders (such as savings and loan associations, commercial banks and mortgage bankers) approved by the Federal Housing Administration which meet criteria imposed by GNMA. The lender assembles a specified pool of mortgage loans, all of which are insured by the Federal Housing Administration or the Farmers' Home Administration, and applies to GNMA for approval of the pool. Upon approval, GNMA provides its commitment to guarantee timely payment of principal and interest on the GNMA certificates secured by the mortgage loans in the pool.

         GNMA Certificates usually bear a nominal rate of interest equal to the effective rate on the mortgage loans in the pool less .5%, which is the fee charged by the issuer and GNMA. The actual yield on the Intermediate Bond Master Portfolio's investments, calculated by dividing the interest payments by the purchase price for the GNMA Certificate, may differ significantly from the nominal interest rate. This difference is due to variations in the lives of the mortgages in the pool and to the impossibility of anticipating the effective interest rate at which future principal payments might be reinvested.

         GNMA Certificates have in the past provided higher yields than direct investments in U.S. Treasury obligations, although there is no assurance they will continue to do so in the future.

         If mortgage loans in the pool are prepaid (because of either voluntary prepayments, which are more likely during periods of falling interest rates, or because of foreclosure), the principal payments are passed through to the Certificate holders. Because of these prepayments, the life of a GNMA Certificate may be substantially shorter than the time remaining until maturity of the mortgages in the pool.

         As opposed to bonds, where principal is normally returned in a lump sum at maturity, the principal underlying a GNMA Certificate is paid back over the life of the loan. The Intermediate Bond Master Portfolio will purchase GNMA Certificates known as "modified pass-through" certificates, on which timely payment of principal and interest is guaranteed. The Intermediate Bond Master Portfolio may also purchase "variable rate" GNMA Certificates, which are backed by pools of variable rate mortgages, as well as other types of Certificates that are backed by GNMA's guarantee.

         The Intermediate Bond Master Portfolio may also invest, from time to time, in obligations issued by state and local governmental issuers ("Municipal Securities"). The purchase of such securities may be advantageous when, as a result of prevailing economic, regulatory or other circumstances, the performance of such securities, on a pre-tax basis, is comparable to that of corporate or

U.S. Government obligations. Dividends received by shareholders which are attributable to interest income received from Municipal Securities generally will be subject to Federal income tax.

         The two principal classifications of Municipal Securities which may be held by the Intermediate Bond Master Portfolio are "general obligation" securities and "revenue" securities. General obligation securities are secured by the issuer's pledge of its full faith, credit and taxing power for the payment of principal and interest. Revenue securities are payable only from the revenues derived from a particular facility or class of facilities or, in some cases, from the proceeds of a special excise tax or other specific revenue source such as the user of the facility being financed. Private activity bonds held by the Intermediate Bond Master Portfolio are in most cases revenue securities and are not payable from the unrestricted revenues of the issuer. Consequently, the credit quality of such private activity bonds is usually directly related to the credit standing of the corporate user of the facility involved.

         The Intermediate Bond Master Portfolio may also include "moral obligation" securities, which are normally issued by special purpose public authorities. If the issuer of moral obligation securities is unable to meet its debt service obligations from current revenues, it may draw on a reserve fund, the restoration of which is a moral commitment but not a legal obligation of the state or municipality which created the issuer.

         Interest income is expected to be the primary basis for investment return from an investment in the Intermediate Bond Master Portfolio and capital appreciation the secondary basis. The Intermediate Bond Master Portfolio will attempt to achieve capital appreciation by moderate market timing in response to anticipated interest rate changes. The Intermediate Bond Master Portfolio will also attempt to take advantage of undervalued sectors while selling bonds in overvalued sectors. However, since investments will normally consist of bonds and mortgage-backed securities, the ability to achieve capital appreciation is limited.

         The value of the securities held in the Intermediate Bond Master Portfolio will tend to vary inversely with changes in prevailing interest rates. When, in the evaluation of Bank of America, there is a high probability that there will be a decline in the bond market, up to 75% of the net assets of the Intermediate Bond Master Portfolio may be held in cash equivalents as a temporary defensive strategy. To the extent that the Intermediate Bond Master Portfolio invests in cash equivalents, it will not be invested in accordance with the investment policies designed for it to realize its investment objective. Cash equivalents include the following short-term, interest-bearing instruments: obligations issued or guaranteed by the U.S. Government, its agencies and instrumentalities, certificates of deposit, bankers' acceptances, time deposits and other interest-bearing deposits issued by domestic and foreign banks and foreign branches of U.S. banks, asset-backed securities, foreign government securities and commercial paper issued by U.S. and foreign issuers which is rated at the time of purchase at least Prime-2 by Moody's or A-2 by S&P.

THE BLUE CHIP FUND

         The investment objective of the Blue Chip Fund is long-term capital appreciation through investment in blue chip stocks. Assets of the Blue Chip Fund are invested in the Blue Chip Master Portfolio, which has the same investment objective as the Blue Chip Fund. The Blue Chip Master Portfolio invests substantially all of its assets in stocks included in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index. The Blue Chip Master Portfolio will hold approximately 100 stocks. The Blue Chip Master Portfolio expects that under normal market conditions at lest 80% of its net assets will be invested in blue chip stocks and the other 20% may be invested in cash equivalent securities of the type permitted to be held by the Intermediate Bond Master Portfolio (other than asset backed securities). The Blue Chip Master Portfolio may make other investments as described more fully below under "Other Investment Practices."

THE ASSET ALLOCATION FUND

         The investment objective of the Asset Allocation Fund is to obtain long-term growth from capital appreciation and dividend and interest income. The Asset Allocation Fund seeks to achieve its objective through a balanced approach to investment using bonds, equity securities and cash equivalents.

         Investments in equity securities will generally be limited to common stocks of the same type in which the Blue Chip Master Portfolio invests. Bonds acquired by the Asset Allocation Fund will be the same type of investment grade corporate and governmental obligations, mortgage-backed securities and Municipal Securities acquired by the Intermediate Bond Master Portfolio. Unrated securities will be purchased only if Bank of America determines they are of comparable quality to the rated securities in which the Asset Allocation Fund may invest. Cash equivalents are short-term, interest bearing instruments of the type permitted to be held by the Intermediate Bond Master Portfolio. Under normal market conditions at least 25% of the Asset Allocation Fund's total assets will be invested in fixed-income senior securities and no more than 35% of the Asset Allocation Fund's net assets will be invested in mortgaged-backed securities. The Asset Allocation Fund may make other investments as described more fully below under "Other Investment Practices."

SPECIAL CONSIDERATIONS

         IN GENERAL. Monies invested in the Funds are not insured deposits and are subject to certain risks. Since each of the Portfolios will invest in different types of investments, investment risks will vary depending on the Fund or Funds chosen by a Participant. Before investing, a Participant should assess the risks associated with the types of investments made by the Intermediate Bond and Blue Chip Master Portfolios and the Asset Allocation Fund.

         MASTER-FEEDER STRUCTURE. The Intermediate Bond and Blue Chip Funds are open-end investment portfolios that seek to achieve their respective investment objectives by investing all of their investable assets in each Fund's respective Master Portfolio which has the same investment objective. Such Funds may withdraw their investment in the particular Master Portfolio at any time if the Board of Directors of the Company determines that it is in the best interest of a Fund to do so. Upon such withdrawal, the Board of Directors would consider what action might be taken, including the investment of all of the assets of that Fund in another pooled investment entity having the same investment objective as the Fund or the hiring of an investment adviser to manage the Fund's assets in accordance with the investment policies described above with respect to its Master Portfolio. See "Expense Summary," "Fund Investments" and "The Business of Funds - Fund Management" for a description of this investment objective and the investment policies, restrictions, management and expenses of the Intermediate Bond and Blue Chip Funds and their respective Master Portfolios.

The Master Portfolios are separate series of Master Investment Trust, Series I (the "Master Trust"), which is organized as a business trust under the laws of Delaware. The Intermediate Bond and Blue Chip Funds and other entities that may invest in the Master Portfolios from time to time (e.g., other investment companies and commingled trust funds) will each be liable for all obligations of their respective Master Portfolios. However, the risk of a Fund's incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance exists and a Master Portfolio itself is unable to meet its obligations. Accordingly, the Company's Board of Directors believes that neither a Fund nor its shareholders will be adversely affected by reason of that Fund's investing in the corresponding Master Portfolio. As stated below, the investment objective of a Fund and the corresponding Master Portfolio is a fundamental policy and may not be changed, in the case of a Fund, without the vote of its shareholders or, in the case of the Master Portfolio, without the vote of its interestholders. As with any mutual fund, other investors in the Master Portfolio could control the results of voting at the Master Portfolio level in certain instances (e.g. a change in fundamental policies by the Master Portfolio which was not approved by the Fund's shareholders). This could result in a Fund's withdrawal of its investment in the Master Portfolio, and in increased costs and expenses for the Fund. Further, the withdrawal of other entities that may from time to time invest in the Master Portfolio could have an adverse effect on the performance of the Master Portfolio and its corresponding Fund, such as decreased economies of scale and increased per share operating expenses. In addition, the total withdrawal by another investment company as an investor in a Master Portfolio will cause the Master Portfolio to terminate automatically in 120 days unless a Fund and any other investors in that Master Portfolio unanimously agree to continue the business of the Master Portfolio. If unanimous agreement is not reached to continue the Master Portfolio, the Board of Directors of the Company would need to consider alternative arrangements for that Fund, such as those described above. When a Fund is required to vote as a shareholder of a Master Portfolio, current regulations provide that in those circumstances a Fund may either seek instructions from its security holders with regard to the voting of such proxies and vote such proxies in accordance with such instructions, or the Fund may vote its shares in the Master Portfolio in the same proportion of all other security holders in the Master Portfolio. The policy of the Intermediate Bond and Blue Chip Funds, and other similar investment companies, to invest their investable assets in trusts such as the Master Portfolios is a relatively recent development in the mutual fund industry and, consequently, there is a lack of substantial experience with the operation of this policy.

There may also be other investment companies through which you can invest in a Master Portfolio which may have higher or lower fees and expenses than those of its corresponding Fund and which may therefore have different performance results than that Fund. Information concerning whether an investment in a Master Portfolio may be available through another entity investing in a Master Portfolio may be obtained by calling 800-323-9919.

         PORTFOLIO TRANSACTIONS. Investment decisions for the Portfolios are made independently from those for other investment companies and accounts managed by Bank of America and its affiliated entities. Such other investment companies and accounts may also invest in the same securities as a Portfolio. When a purchase or sale of the same security is made at substantially the same time on behalf of a Portfolio and another investment company or account, available investments or opportunities for sales will be equitably allocated pursuant to procedures of Bank of America. In some instances, this investment procedure may adversely affect the price paid or received by a Portfolio or the size of the position obtained or sold by the Portfolio.

         In allocating purchase and sale orders for investment securities (involving the payment of brokerage commissions or dealer concessions), Bank of America may consider the sale of shares of the Funds by broker-dealers and other financial institutions (including affiliates of Bank of America and the Funds' distributor to the extent permitted by law), provided it believes the quality of the transaction and the price to the particular Portfolio are not less favorable than what they would be with any other unaffiliated qualified firm.

         PORTFOLIO TURNOVER. The Intermediate Bond Master Portfolio's and the Asset Allocation Fund's investment practices may result in portfolio turnover greater than that of other mutual fund portfolios. Although no commissions are paid on bond transactions, purchases and sales are at net prices which reflect dealers' mark-ups and mark-downs, and a higher portfolio turnover rate for bond investments will result in payment of more dealer mark-ups and mark-downs than would otherwise be the case. Higher portfolio turnover rates can also result in corresponding increases in brokerage commissions and other transaction costs. The investment adviser will not consider portfolio turnover a limiting factor in making investment decisions for the Portfolios consistent with its investment objective and policies.

         Since all SRF shareholders are tax exempt, no significant tax consequences result from portfolio turnover.


                           OTHER INVESTMENT PRACTICES

         SECURITIES ISSUED BY BANK OF AMERICA AND AFFILIATES. A Portfolio may not invest in instruments or securities issued by Bank of America or any of its affiliates.

         OPTIONS. A Portfolio may purchase put and call options on listed securities and stock indexes so long as the aggregate premiums paid for options does not exceed 2% of the net assets of the Portfolio (this restriction does not apply to options on futures contracts). Put options may be purchased in order to protect a Portfolio's securities in expectation of a declining market and call options may be purchased to benefit from anticipated price increases in the underlying securities or index. A Portfolio may not write put options but may write fully covered call options as long as the Portfolio remains fully covered throughout the life of the option, either by owning the optioned securities or possessing a call issued by another writer that is identical in all respects to the call written by the Portfolio.

         FUTURES. The Asset Allocation Fund may purchase and sell both interest rate and stock index futures contracts (as well as purchase related options) as a hedge against anticipated fluctuations or changes resulting from relevant market conditions in the values of the securities held by the Fund or which it intends to purchase and where the transactions are economically appropriate for the reduction of risks inherent in the ongoing management of the Fund. Similarly, the Intermediate Bond Master Portfolio may purchase and sell interest rate futures contracts (as well as purchase related options) and the Blue Chip Master Portfolio may purchase and sell stock index futures contracts (as well as purchase related options).

         A futures contract is a bilateral agreement pursuant to which two parties agree to take or make delivery of an amount of cash equal to a specified dollar amount times the difference between the value of a specified obligation or stock index (which assigns relative values to the common stocks included in the index) at the close of the last trading day of the contract and the price at which the futures contract is originally struck. No physical delivery of the underlying securities is normally made. A Portfolio may not purchase or sell a futures contract and purchase related options unless immediately after any such transaction the aggregate amount of margin deposits on its existing futures positions and the amount of premiums paid for related options does not exceed 5% of the Portfolio's total assets (after taking into account certain technical adjustments).

         VARIABLE RATE INSTRUMENTS. A Portfolio may invest in variable and floating rate instruments, which may include master demand notes. Although payable on demand of the investing Portfolio, master demand notes may not be marketable.

Consequently, the ability to redeem such notes depends on the borrower's ability to pay, which will be continuously monitored by Bank of America. Such notes will be purchased only from domestic corporations that either: (a) are rated Aa or better by Moody's or AA or better by S&P; (b) have commercial paper rated at least Prime-2 by Moody's or A-2 by S&P or the equivalent by another nationally recognized statistical rating organization ("NRSRO"); (c) are backed by a bank letter of credit; or (d) are determined by Bank of America to be of a quality comparable to securities described in either clause (a) or (b).

         INVESTMENT COMPANY SECURITIES. In connection with the management of its daily cash position, the Portfolios may invest in securities issued by other investment companies which invest in short-term debt securities and which seek to maintain a $1.00 net asset value per share (i.e., "money market funds") (including money market funds advised by Bank of America). No more than 10% of the value of each Portfolio's total assets will be invested in securities of other investment companies, with no more than 5% invested in the securities of any one investment company; except that, with respect to the investment in a money market mutual fund advised by Bank of America, a Portfolio is permitted to invest the greater of 5% of its net assets or $2.5 million. In addition, the Portfolios may each hold no more than 3% of the outstanding voting stock of any other investment company. As a shareholder of another investment company, a Portfolio would bear, along with other shareholders, its pro rata portion of the other investment company's expenses, including advisory fees.

         REPURCHASE AGREEMENTS. A Portfolio may enter into repurchase agreements. Under these agreements, the Portfolio will acquire securities from either a bank which has a commercial paper rating of A-2 or better by S&P or Prime-2 or better by Moody's, or the equivalent by another NRSRO, or a registered broker-dealer, and the seller will agree to repurchase such securities within a specified time at a fixed price (equal to the purchase price plus interest). Repurchase agreements are considered to be loans under the Investment Company Act of 1940 (the "1940 Act"). Repurchase agreements maturing in more than seven days are considered to be illiquid investments and investment in such repurchase agreements along with any other illiquid securities will not exceed 10% of the value of the net assets of a Portfolio. Repurchase agreements will be entered into only for debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, certificates of deposit, bankers' acceptances or commercial paper, and either the particular Portfolio's custodian or its agent will have physical possession of the securities or the securities will be transferred to such Portfolio's custodian, by appropriate entry in the Federal Reserve Bank's records and, in either case, will be maintained in a segregated account.

         Bank of America will monitor the value of securities acquired under repurchase agreements to ensure that the value of such securities will always equal or exceed the repurchase price under the repurchase agreement. If the other party to a repurchase agreement defaults, a Portfolio may incur a loss if the value of the securities securing the repurchase agreement declines and might incur disposition costs in connection with liquidating the securities. In addition, if bankruptcy proceedings are commenced with respect to the seller, realization upon the securities collateralizing the repurchase agreement by the Portfolio may be delayed or denied.

         REVERSE REPURCHASE AGREEMENTS. A Portfolio may enter into reverse repurchase agreements. Under these arrangements, the Portfolio will sell a security held by the Portfolio to either a bank which has a commercial paper rating of A-2 or better by S&P or Prime-2 or better by Moody's, or the equivalent by another NRSRO, or a registered broker-dealer, with an agreement to repurchase the security at an agreed date, price and interest payment. Reverse repurchase agreements involve the possible risk that the value of portfolio securities a Portfolio relinquishes may decline below the price the Portfolio must pay when the transaction closes. Reverse repurchase agreements are considered to be borrowings under the 1940 Act. Borrowings may magnify the potential for gain or loss on amounts invested resulting in an increase in the speculative character of a Portfolio's outstanding shares.

         SECURITIES LENDING. In order to earn additional income, a Portfolio may lend its portfolio securities to broker-dealers that Bank of America considers to be of good standing. Borrowers of portfolio securities may not be affiliated directly or indirectly with the Company or the particular Portfolio. If the broker-dealer should become bankrupt, however, the Portfolio could experience delays in recovering its securities. A securities loan will be made only when, in Bank of America's judgment, the possible reward from the loan justifies the possible risks. In addition, such loans will not be made if, as a result, the value of securities loaned by a Portfolio exceeds 10% of its total assets. Securities loans will be fully collateralized.

         ASSET-BACKED SECURITIES. The Intermediate Bond Master Portfolio and the Asset Allocation Fund may purchase asset-backed securities. Asset-backed securities consist of undivided fractional interests in pools of consumer loans (unrelated to mortgage loans) or receivables held in a trust. Examples include certificates for automobile receivables (CARS) and credit card receivables (CARDS). Payments of principal and interest on the loans or receivables are passed through to certificate holders. Asset-backed securities may be issued by either governmental or non-governmental entities. Payment on asset-backed securities of private issuers is typically supported by some form of credit enhancement, such as a letter of credit, surety bond, limited guaranty, or subordination. The extent of credit enhancement varies, but usually amounts to only a fraction of the asset-backed security's par value until exhausted. Ultimately, asset-backed securities are dependent upon payment of consumer loans or receivables by individuals, and the certificate holder generally has no recourse to the entity that originated the loan or receivables. The underlying loans or receivables may be prepaid with the result of shortening the certificates' weighted average life. Prepayment rates vary widely and may be affected by changes in market interest rates. It is not possible to accurately predict the average life of a particular pool of loans or receivables. The proceeds of prepayments received by a Portfolio must be reinvested in securities whose yields reflect interest rates prevailing at the time. Thus, the Portfolio's ability to maintain a portfolio which includes high-yielding asset-backed securities will be adversely affected to the extent reinvestments are in lower yielding securities. The actual maturity and realized yield will therefore vary based upon the prepayment experience of the underlying pool of loans or receivables and prevailing interest rates at the time of prepayment. Asset-backed securities may be subject to greater risk of default during periods of economic downturn than other instruments. Also, while the secondary market for asset-backed securities is ordinarily quite liquid, in times of financial stress the secondary market may not be as liquid as the market for other types of securities, which could result in a Portfolio experiencing difficulty in valuing or liquidating such securities.

         WHEN-ISSUED SECURITIES AND FORWARD COMMITMENTS. The Intermediate Bond Master Portfolio and Asset Allocation Fund may purchase securities on a "when-issued" basis and may purchase or sell securities on a "forward commitment" basis. These transactions, which involve a commitment by a Portfolio to purchase or sell particular securities with payment and delivery taking place at a future date (perhaps one or two months later), permit the Portfolio to lock in a price or yield on a security, regardless of future changes in interest rates. When-issued and forward commitment transactions involve the risk that the price or yield obtained may be less favorable than the price or yield available when the delivery takes place. The Intermediate Bond Master Portfolio and Asset Allocation Fund will set aside in a segregated account cash or liquid securities equal to the purchase price of any when-issued or forward commitment transactions. A Portfolio's when-issued purchases and forward commitments will not exceed 25% of the value of such Portfolio's total assets absent unusual market conditions. The Intermediate Bond Master Portfolio and Asset Allocation Fund intend to engage in when-issued purchases and forward commitments only in furtherance of their respective investment objectives and not for speculative purposes.

         FOREIGN SECURITIES. Subject to its investment objective and policies, a Portfolio may invest up to 25% of its net assets (at the time of purchase) in securities of foreign issuers that may or may not be publicly traded in the United States, such as Yankee bonds (dollar-denominated bonds sold in the United States by non-U.S. issuers) and Eurobonds (bonds issued in a country and sometimes a currency other than the country of the issuer). The Portfolios purchasing these securities may be subjected to additional risks associated with the holding of property abroad, such as future political and economic developments, currency fluctuations, possible withholding of tax payments, possible seizure or nationalization of foreign assets, possible establishment of currency exchange control regulations or the adoption of other foreign government restrictions that might adversely affect the payment of principal or interest on foreign securities in a Portfolio. In addition, securities of some foreign companies are less liquid, and their prices more volatile than domestic companies, there may be less publicly available information about foreign companies, and foreign companies are not generally subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic companies.

                             FUNDAMENTAL LIMITATIONS

The investment objective of each Fund and Master Portfolio may not be changed without a vote by the holders of a majority of the outstanding shares of the Fund or of the outstanding interests of the Master Portfolio, respectively, as defined in the 1940 Act. Policies requiring such a vote to effect a change are known as "fundamental." A number of the other fundamental investment limitations are summarized below.


Neither the Funds nor the Master Portfolios may:

1. Purchase securities (except securities issued by the U.S. Government, its agencies or instrumentalities) if, as a result, more than 5% of its total assets will be invested in the securities of any one issuer or it would own more than 10% of the voting securities of such issuer, except that up to 25% of its total assets may be invested without regard to these limitations; and provided that all of its assets may be invested in a diversified, open-end management investment company, or a series thereof, with substantially the same investment objectives, policies and restrictions without regard to the limitations set forth in this paragraph;

2. Make loans to other persons, except that it may make time or demand deposits with banks, provided that time deposits shall not have an aggregate value in excess of 10% of its net assets, and may purchase bonds, debentures or similar obligations that are publicly distributed, may loan portfolio securities not in excess of 10% of the value of its total assets, and may enter into repurchase agreements as long as repurchase agreements maturing in more than seven days do not exceed 10% of the value of its total assets; or

3. Purchase or sell commodities contracts, except that it may purchase or sell futures contracts on financial instruments, such as bank certificates of deposit and U.S. Government securities, foreign currencies and stock indexes and options on any such futures if such options are written by other persons and if (i) the futures or options are listed on a national securities or commodities exchange, (ii) the aggregate premiums paid on all such options that are held at any time do not exceed 20% of its total net assets, and (iii) the aggregate margin deposits required on all such futures or options thereon held at any time do not exceed 5% of its total assets.

If a percentage restriction is satisfied at the time of investment, a later increase or decrease in percentage resulting from a change in values will not constitute a violation of that restriction.

A complete list of fundamental investment limitations is set out in full in the Statement of Additional Information.

                           HOW TO INVEST IN SRF SHARES

ELIGIBILITY FOR ADMISSION

         Only Eligible Retirement Accounts are qualified to invest in SRF Shares. Eligible Retirement Accounts are accounts which were open prior to the Reorganization Date, have remained open continuously since that date and meet one of the following descriptions:

      --   Individual Retirement Accounts ("IRAs") that are exempt under
           Section 408(e) and are maintained in conformity with
           Section 408(a) of the Internal Revenue Code of 1986, as amended (the "Code"), including a) rollover accounts and Simplified Employee Pension Plans ("SEP Plans") for which Seafirst Bank ("Seafirst"), a division of Bank of America, or one of its affiliates, serves as custodian or b) IRAs opened after the Reorganization Date under a SEP Plan that was open as of the Reorganization Date and has remained open continuously since that date ("Eligible IRAs"), and

      --   Qualified pension or profit sharing trusts that are exempt under
           Section 501(a) and that are maintained in conformity with
           Section 401(a) of the Code, including a) corporate pension or profit-sharing trusts, b) pension or profit sharing trusts benefiting one or more self-employed individuals (generally referred to as H.R. 10 or Keogh plans), or c) accounts opened for new participants in a qualified pension or profit-sharing trust that was open as of the Reorganization Date and has remained open continuously since that date ("Eligible Pension or Profit Sharing Trusts").

         Maintenance of Eligible Retirement Account status is a prerequisite to all transactions with the Company described below with respect to SRF Shares.

ADDITIONAL CONTRIBUTIONS OR TRANSFERS INTO ELIGIBLE RETIREMENT ACCOUNTS

         Additional contributions or transfers into an Eligible Retirement Account can be made by using a form available from any Bank of America or Seafirst branch or by calling 1-800-323-9919 in Washington and Alaska, or 1-800-441-8379 in Idaho. The completed form can be returned in person at any branch or be mailed in Washington to Retirement Services, P.O. Box 84248, Seattle, Washington 98124, in Idaho to Retirement Services, P.O. Box 6900, Coeur d'Alene, Idaho 83814-2002, or in Alaska to Retirement Services, P.O. Box 107007, Anchorage, Alaska 99510-7007.

         There is no minimum requirement for additional contributions or transfers. All assets will be invested in full and fractional SRF Shares at a purchase price equal to the net asset value per share determined at the next close of regular trading on the New York Stock Exchange (the "Exchange") (currently, 4:00 p.m. Eastern time) following receipt by the Company of a shareholder's satisfactorily completed investment instructions and payment. See "Valuation of Shares." Investments are subject to determination by the Company that the investment instruction form has been properly completed.

         Because SRF Shares are not transferable, certificates representing shares will not be issued. All SRF Shares purchased are confirmed by mail to the shareholder and are credited to the account of the shareholder on the Company's books. The Company reserves the right in its sole discretion to (i) suspend the availability of its SRF Shares and (ii) reject investment instructions when, in the judgment of the Board of Directors, such suspension or rejection is in the best interest of the Company.

         Each Fund's SRF Shares are sold on a continuous basis by the Distributor. The Distributor is an indirect wholly owned subsidiary of BISYS, and is located at 3435 Stelzer Road, Columbus, OH 43219.

DIVIDEND AND DISTRIBUTION POLICIES

         Shareholders of the Intermediate Bond Fund and Blue Chip Fund are entitled to dividends and distributions arising from the net investment income and net realized gains, if any, earned on investments in the corresponding Master Portfolio that are allocable to each Fund. Dividends from the Intermediate Bond Fund's net investment income are declared daily and paid within five business days after the end of each month. Dividends from the Blue Chip Fund's and Asset Allocation Fund's net investment income are declared quarterly and paid within five business days after the quarter end. A Fund's net realized capital gains (if any) are distributed at least annually. Dividends and capital gain distributions are automatically reinvested in additional SRF Shares of the Fund for which the dividend or distribution was declared.


                            REDEMPTION OF SRF SHARES

         All or a portion of the SRF Shares held in a Fund can be redeemed
(sold) at any time. Redemptions may be effected by writing in Washington to Retirement Services, P.O. Box 84248, Seattle, Washington 98124, in Idaho to Retirement Services, P.O. Box 6900, Coeur d'Alene, Idaho 83814-2002 or in Alaska to Retirement Services, P.O. Box 107007, Anchorage, Alaska 99510-7007.

         The redemption price will be the net asset value per share next determined following receipt by the Company of a shareholder's satisfactorily completed instructions. See "Valuation of SRF Shares." The value of an SRF Share upon redemption may be more or less than the value when purchased, depending upon the net asset value of an SRF Share of the Fund at the time of the redemption. Redemptions are subject to determination by the Company that the investment instruction form or the redemption request and other distribution documents, if any, are complete. While payment for SRF Shares redeemed normally will be made in cash, if conditions exist making payment in cash undesirable, the Company may make payment for the SRF Shares redeemed wholly or partly in securities or other property of the Fund.

         Payment for SRF Shares redeemed will normally be made to the custodian of the shareholder within one business day of receipt by the Company of redemption instructions, but in no event will payment be made more than seven days after receipt of redemption instructions except in the circumstances described below. The payment may be delayed or the right of redemption suspended at a time when (a) trading on the Exchange is restricted or the Exchange is closed, for other than customary weekends and holidays, (b) an emergency, as defined by rules of the Securities and Exchange Commission, exists making disposal of portfolio securities or determination of the value of the net assets of the Fund not reasonably practicable, or (c) the Securities and Exchange Commission has by order permitted such suspension.

                               EXCHANGE PRIVILEGES

         The following exchange privileges are available for Eligible Retirement
Accounts:

1. SRF Shares held in any Fund may be exchanged for SRF Shares of any other Fund;

2. SRF Shares held in any Fund may be exchanged for A Shares in any other taxable, non-money market fund offered by the Company or a Time Horizon

         Fund without incurring the front-end sales charge otherwise applicable on sales of A Shares ("Eligible Exchange Shares");

3. SRF Shares or Eligible Exchange Shares may be exchanged for Pacific Horizon Shares of the Pacific Horizon Prime Fund;

4. Eligible Exchange Shares may be further exchanged for A Shares in any taxable, non-money market fund offered by the Company or a Time Horizon Fund without incurring the front-end sales charges otherwise applicable, or for SRF Shares offered by a Fund; and

5. SRF Shares or Eligible Exchange Shares held in an IRA account for which a Participant's surviving spouse is the beneficiary may continue to be exchanged for SRF Shares or A Shares as described above.

         The following transactions are examples of transactions that will interrupt the maintenance of Eligible Retirement Account status for a Participant's account and will terminate the account's ability to engage in the exchange privileges described above.

1. SRF Shares or Eligible Exchange Shares held in an Eligible Pension or Profit Sharing Trust or a SEP IRA, which are transferred by the Participant into a personal rollover IRA, will no longer be eligible to exchange such shares for A Shares without incurring the front-end sales load applicable to A Shares; and

2. SRF Shares or Eligible Exchange Shares held in an IRA account for which a Participant's surviving beneficiary upon transfer out of the decedent's account is other than the Participant's spouse will no longer be eligible to exchange such shares for A Shares without incurring the front-end sales load applicable to A Shares.

3. SRF Shares or Eligible Exchange Shares which are liquidated in their entirety by the Participant into a Certificate of Deposit will no longer be eligible to exchange such shares for A Shares without incurring the front-end sales load applicable to A Shares.

         Exchanges may be effected by phone or by writing in Washington to Retirement Services, P.O. Box 84248, Seattle, Washington 98124, in Idaho to Retirement Services, P.O. Box 6900, Coeur d'Alene, Idaho 83814-2002, or in Alaska to Retirement Services, P.O. Box 107007, Anchorage, Alaska 99510-7007. To make an exchange by phone, call 1-800-323-9919 in Washington and Alaska, or 1-800-441-8379 in Idaho.

         The Company may act upon the instruction of any person, by telephone, representing himself or herself to be a shareholder and reasonably believed by the Company to be genuine. Neither the Company nor any of its service contractors will be liable for any loss or expense caused by acting upon telephone instructions that are reasonably believed to be genuine. In attempting to confirm that telephone instructions are genuine, the Company will use such procedures as are considered reasonable, including requesting certain personal or account information to confirm the identity of the shareholder. If a Shareholder should experience difficulty in contacting the Company to place telephone exchanges, for example, because of unusual market activity, shareholders are urged to consider sending exchange requests in writing. Calls may be recorded for the shareholder's protection. As a result of this telephone exchange policy, the shareholder will bear the risk of loss, if any, resulting from telephone instructions of a person reasonably believed to be a shareholder. During times of severe market or economic changes, telephone exchanges may be difficult to implement. Therefore, it is recommended that you send your exchange requests in writing.

         Any exchange will be based on the respective net asset values of the shares involved next determined after receipt by the Company of a shareholder's instructions for an exchange, subject to any applicable front-end sales load as discussed above.

         The Company reserves the right to reject any exchange request, and the Exchange Privilege may be modified or terminated at any time. At least 60 days' notice of any material modification to or termination of the Exchange Privilege will be given to shareholders except where notice is not required under the regulations of the Securities and Exchange Commission.

                              AUTOMATIC CONVERSION

         SRF shares of a Fund will automatically convert to A Shares of the same Fund on the third anniversary of the Reorganization Date. The conversion from SRF Shares to A Shares will take place at net asset value, as a result of which a shareholder will receive the same value of A Shares of a Fund as the shareholder had of SRF Shares.

                             VALUATION OF SRF SHARES

         Net asset value per share is determined separately for each class of shares of a Fund by dividing the total value of the assets of the Fund attributable to a particular class of shares, less any liabilities of the Fund attributable to such class, by the number of outstanding shares of the class. Net asset value is determined as of the end of regular trading hours on the Exchange (currently 4:00 p.m., Eastern time) on days the Exchange is open, or at such other time as may be determined by the Board of Directors each day on which such value must be determined in accordance with the 1940 Act.

         The Master Portfolios' and the Asset Allocation Fund's investments are valued at market value or, where market quotations are not readily available, at fair value as determined in good faith by the Master Portfolios or Asset Allocation Fund, as appropriate, pursuant to procedures adopted by the Master Portfolios' Board of Trustees or the Asset Allocation Fund's Board of Directors. Short-term debt securities are valued at amortized cost, which approximates market value. For further information about valuing securities, see the Statement of Additional Information.

                            THE BUSINESS OF THE FUNDS

FUND MANAGEMENT

The business affairs of Pacific Horizon Funds, Inc. are managed under the general supervision of its Board of Directors. Information about the Directors and Officers of the Company and about the Trustees and Officers of the Master Trust is included in the Statement of Additional Information under "Management."

                                SERVICE PROVIDERS
                                -----------------
                               INVESTMENT ADVISER

Bank of America serves as Investment Adviser of the Portfolios. Bank of America is a subsidiary of BankAmerica Corporation, a registered bank holding company. Its principal offices are located at 555 California Street, San Francisco, California 94104.

Formed in 1904, Bank of America is a national banking association that provides commercial banking and trust business through an extensive system of branches across the western United States. Bank of America's principal banking affiliates operate branches in ten U.S. states as well as corporate banking, business credit and thrift offices in major U.S. cities. In addition, it has branches, corporate offices and representative offices in 36 foreign countries.

In separate advisory agreements with the Master Trust and the Company (collectively, the "Advisory Agreements"), Bank of America has agreed to manage the Portfolios' investments and to be responsible for, place orders for, and make decisions with respect to, all purchases and sales of the Portfolios' securities. The investment advisory agreements also provide that Bank of America may, in its discretion, provide advisory services through its own employees or employees of one or more of its affiliates that are under the common control of Bank of America's parent, BankAmerica Corporation, provided such employees are under the management of Bank of America; and employ a sub-adviser provided that Bank of America remains fully responsible to the Portfolios for the acts and omissions of the sub-adviser.

Since March 1996, portfolio management services for the Intermediate Bond Master Portfolio have been conducted by an investment committee of the Fixed Income Division of the Investment Management Services Group of Bank of America, and no one person is primarily responsible for making recommendations to that committee.

Bank of America Illinois' Investment Advisors Division is responsible for the day-to-day investment activities of the Blue Chip Master Portfolio. The investment management team is headed by James Miller, Executive Vice President and Chief Investment Officer of BofA Illinois (a wholly owned subsidiary of BankAmerica Corporation). Mr. Miller has been the Blue Chip Master Portfolio's manager since May 1995 and has been associated with BofA Illinois Investment Management (and its predecessor Continental Bank) since 1988. Mr. Miller is a Chartered Financial Analyst, a member of the Association of Investment Management and Research, and a former Director of the Investment Analysts Society of Chicago.

The Asset Allocation Committee of Bank of America's Global Investment Management Division establishes general parameters for the selection of securities for the Asset Allocation Fund. Robert Pyles, Director of Research and Senior Portfolio Manager of BofA Capital Management, Inc. (a wholly owned subsidiary of Bank of America), and Steven L. Vielhaber are primarily responsible for the selection of particular securities for the equity and fixed-income portions, respectively, of the Asset Allocation Fund. Mr. Pyles has been the Asset Allocation Fund's manager since November 1994 and has been associated with Seafirst, which is controlled by BankAmerica Corporation (a bank holding company), since 1976. Mr.

Pyles currently manages various common trust, employee benefit and individual accounts for Bank of America. Mr. Vielhaber has been the Asset Allocation Fund's manager since April 1994 and has been employed by Bank of America since 1993. Prior thereto, Mr. Vielhaber had been Director of Fixed Income Marketing at Dimensional Fund Advisers since 1990, and Vice President and Manager of Investments at Gibraltar Savings from 1986 to 1990.

Effective upon the Reorganization Date, Bank of America is entitled to receive a fee at the annual rate of 0.30%, 0.50% and 0.40% of each of the Intermediate Bond Master Portfolio's, Blue Chip Master Portfolio's and Asset Allocation Fund's respective average daily net assets for the services provided and expenses assumed under the Advisory Agreements. These amounts may be reduced pursuant to undertakings by Bank of America. (See the information below under "Fee Waivers.") Prior to the Reorganization Date, Bank of America was entitled to receive an investment advisory fee at the annual rate of 0.45%, 0.75% and 0.55% of each of the Intermediate Bond Master Portfolio's, Blue Chip Master Portfolio's and Asset Allocation Master Portfolio's respective average daily net assets. During the fiscal year ended February 29, 1996, Bank of America waived its entire investment advisory fee payable by the Intermediate Bond Master Portfolio. For the same period, the Blue Chip Master Portfolio paid Bank of America advisory fees at an effective annual rate of 0.20% of such Master Portfolio's average daily net assets, and Bank of America waived a portion of its fee at an effective annual rate of 0.55% of such Master Portfolio's average daily net assets. During the fiscal year ended February 28, 1996, the Asset Allocation Fund invested all of its assets in the Asset Allocation Master Portfolio, which paid advisory fees to Bank of America for that period at an effective annual rate of 0.12% of such Master Portfolio's average daily net assets, and Bank of America waived a portion of its fee at an effective annual rate of 0.43% of such Master Portfolio's average daily set assets.

In addition, Bank of America and its affiliates may be entitled to fees under the Shareholder Services Plan, as described under "Plan Payments," and may receive fees charged directly to their accounts in connection with investments in shares of the Funds.

                                  ADMINISTRATOR

BISYS, through its wholly-owned subsidiary BISYS Fund Services, L.P., serves as Administrator of the Funds and the Master Portfolios. Their officers are located at 150 Clove Road, Little Falls, New Jersey 07424 and 3435 Stelzer Road, Columbus, Ohio 43219-3035, respectively. Prior to November 1, 1996, Concord Holding Corporation ("Concord"), an indirect, wholly owned subsidiary of BISYS, served as Administrator of the Funds and the Master Portfolios.

Under its administration agreements with the Company and the Master Trust, BISYS has agreed to: pay the costs of maintaining the offices of the Company and the Master Portfolios; provide a facility to receive purchase and redemption orders; provide statistical and research data, data processing services and clerical services; coordinate the preparation of reports to shareholders of the Funds, interestholders of the Master Portfolios and the Securities and Exchange Commission; prepare tax returns; maintain the registration or qualification of each Fund's shares for sale under state securities laws; maintain books and records of the Funds and the Master Portfolios; calculate the net asset value of the Funds and the Master Portfolios; calculate the dividends and capital gains distributions paid to shareholders; serve as dividend disbursing agent for the Master Portfolios; and generally assist in all aspects of the operations of the Funds and the Master Portfolios.

For its services as administrator, BISYS is entitled to receive administration fees at the annual rate of 0.15% of each of the Intermediate Bond, Blue Chip and Asset Allocation Fund's respective average daily net assets. BISYS is entitled to receive an administration fee from the Intermediate Bond Master Portfolio's and Blue Chip Master Portfolio's net assets, at an annual rate of 0.05% of each such Master Portfolio's average daily net assets. These amounts may be reduced pursuant to undertakings by BISYS. (See the information below under "Fee Waivers.") During the fiscal year ended February 29, 1996, Concord, the Funds' and Master Portfolios' prior administrator, waived its entire administration fee payable by the Intermediate Bond Fund, Blue Chip Fund and Asset Allocation Fund and the Intermediate Bond Master Portfolio. For the same period, Concord also reimbursed a portion of the operating expenses with respect to the Intermediate Bond Fund, Blue Chip Fund and Asset Allocation Fund. During the fiscal year ended February 29, 1996, the Blue Chip Master Portfolio paid Concord administration fees at an effective annual rate of 0.01% of such Master Portfolio's average daily net assets, and Concord waived a portion of its fee at an effective annual rate of 0.19% of such Master Portfolio's average daily net assets. During the same period, the Asset Allocation Fund invested all of its assets in the Asset Allocation Master Portfolio, which paid administration fees to Concord for that period at an effective annual rate of .01% of such Master Portfolio's average daily net assets and Concord waived a portion of its fee at the effective annual rate of 0.19% of such Master Portfolio's average daily net asset.

Pursuant to the authority granted in the administration agreements, BISYS or a subcontractor has entered into agreements with PFPC, Inc. ("PFPC") under which PFPC (and an offshore affiliate of PFPC) perform certain of the services listed above including calculating the net asset value of the Funds and the Master Portfolios, calculating dividends and capital gains distributions to shareholders, and maintaining the books and records of the Funds and the Master Portfolios. The Funds and the Master Portfolios bear all fees and expenses charged by PFPC for these services.

                                   DISTRIBUTOR

Each Fund's shares are sold on a continuous basis by Concord Financial Group, Inc. The Distributor is an indirect, wholly owned subsidiary of BISYS and is located at 3435 Stelzer Road, Columbus, Ohio 43219-3035.

                          CUSTODIAN AND TRANSFER AGENT

PNC Bank, National Association, 1600 Market Street, 28th Floor, Philadelphia, Pennsylvania, 19103 serves as the Custodian of the Funds and the Master Portfolios. BISYS Fund Services, Inc., a wholly owned subsidiary of BISYS, is the transfer and dividend disbursing agent for each of the Funds and is located at 3435 Stelzer Road, Columbus, Ohio 43219-3035.

FEE WAIVERS

Expenses can be reduced by voluntary fee waivers and expense reimbursements by Bank of America and other service providers, as well as by certain expense limitations imposed by state securities regulators. Periodically, during the course of each Fund's fiscal year, Bank of America and/or BISYS may prospectively choose not to receive fee payments and/or may assume certain expenses of the Funds or Master Portfolios as a result of competitive pressures and in order to preserve and protect the business and reputation of BISYS and Bank of America. However, the service providers retain the ability to discontinue such fee waivers and/or expense reimbursements at any time.

                                 TAX INFORMATION

During its most recent taxable year, each Fund qualified separately as a "regulated investment company" under the Code, and each Fund intends that it will so qualify in future years as long as such qualification is in the best interests of its shareholders. As a result of this qualification, each Fund generally is not required to pay federal income taxes to the extent its earnings are distributed in accordance with the Code. It is expected that the Master Portfolios will not be subject to federal income taxes. Each Master Portfolio intends to qualify as a partnership (or other pass-through entity) for federal income tax purposes. As such, the Master Portfolios are not subject to tax, and the Intermediate Bond Fund and Blue Chip Fund will be treated for federal income tax purposes as recognizing a pro rata share of their corresponding Master Portfolio's income and deductions and owning a pro rata share of their corresponding Master Portfolio's assets. The Intermediate Bond Fund's and Blue Chip Fund's status as regulated investment companies is dependent on, among other things, their corresponding Master Portfolio's continued qualification as a partnership (or other pass-through entity) for federal income tax purposes.

For federal income tax purposes, income earned by each Fund will not be taxable to the Eligible Retirement Accounts that are its shareholders or to Participants until a Participant receives, or is deemed under federal tax law to have received, a distribution from the Participant's Eligible Retirement Account. A distribution from the Participant's Eligible Retirement Account is a payment or a deemed payment from the Eligible Retirement Account to the Participant. A withdrawal by an Eligible Retirement Account from a Fund is a payment by the Fund to a shareholder in redemption of shares of the Company. Therefore, withdrawals from a Fund can be made at any time by an Eligible Retirement Account without penalty and without the amount withdrawn being subject to federal income tax.

                              MEASURING PERFORMANCE

EACH FUND'S PERFORMANCE MAY BE QUOTED IN TERMS OF AVERAGE ANNUAL TOTAL RETURN, AGGREGATE TOTAL RETURN AND YIELD. PERFORMANCE INFORMATION IS HISTORICAL AND IS NOT INTENDED TO INDICATE FUTURE RESULTS.

Average annual total return reflects the average annual percentage change in value of an investment in a Fund over the period being measured, while aggregate total return reflects the total percentage change in value over the period being measured. Yield measures the net income of a Fund over a specified 30-day period.

Periodically, a Fund's total return (calculated on an average annual total return and/or an aggregate total return basis for various periods) and yield may be quoted in advertisements or in communications to shareholders. Both methods of calculating total return assume dividends and capital gains distributions made by a Fund during the period are reinvested in Fund shares and include the maximum front-end sales charge for A Shares. Each Fund may also advertise total return data without reflecting the sales load imposed on the purchase of Fund shares in accordance with the rules of the Securities and Exchange Commission. Quotations that do not reflect the sales load will, of course, be higher than quotations that do reflect sales loads.

Each Fund calculates its yield by dividing its net income per share (which may differ from the net income per share used for accounting purposes) during a 30 day (or one month) period by the maximum offering price per share on the last day of the measuring period, and then annualizing the result on a semi-annual basis. The 30 day or one month measuring period will be identified along with any yield quotation to which it relates.

Each Fund may compare its total return and yield to that of other mutual funds with similar investment objectives and to bond and other relevant indices or to rankings prepared by independent services or other financial or industry publications that monitor mutual fund performance. For example, a Fund's total return may be compared to data prepared by: Lipper Analytical Services, Inc.; Donoghue's Money Fund Report; Mutual Fund Forecaster; Morningstar; Micropal; Wiesenberger Investment Companies Services; or CDA Investment Technologies, Inc.

Total return data as reported in national financial publications such as Money, Forbes, Barron's, The Wall Street Journal and The New York Times, or in local or regional publications, may also be used in comparing Fund performance. Each Fund's total return also may be compared to indices such as: the Dow Jones Industrial Average; the Standard & Poor's 500 Stock Index; the Shearson Lehman Bond Indexes; the Wilshire 5000 Equity Indexes; or the Consumer Price Index.

Since a Fund's performance will fluctuate, it should not be compared with bank deposits, savings accounts and similar investments that often provide an agreed or guaranteed fixed yield for a stated period of time. Performance is generally a function of the kind and quality of the instruments in a portfolio, portfolio maturity, operating expenses and market conditions. Not included in a Fund's calculations of total return and yield are fees charged by Bank of America and Service Organizations directly to their customer accounts in connection with investments in a Fund (e.g. account maintenance fees, compensating balance requirements or fees based upon account transactions, assets or income).

                              DESCRIPTION OF SHARES

The Company is A Maryland Corporation that was organized on October 27, 1982.

ABOUT THE COMPANY

THE COMPANY'S CHARTER AUTHORIZES THE BOARD OF DIRECTORS TO ISSUE UP TO TWO HUNDRED BILLION FULL AND FRACTIONAL SHARES OF CAPITAL STOCK ($.001 PAR VALUE PER SHARE) AND TO CLASSIFY AND RECLASSIFY ANY AUTHORIZED AND UNISSUED SHARES INTO ONE OR MORE CLASSES OF SHARES.

The Board of Directors has authorized the issuance of the following four classes of shares representing interests in the Funds: 40 million shares of Class M Common Stock, 60 million shares of Class M--Special Series 3 Common Stock, 50 million shares of Class M--Special Series 5 Common Stock and 50 million shares of Class M--Special Series 7 Common Stock, representing interests in the Intermediate Bond Fund; 40 million shares of Class N Common Stock, 60 million shares of Class N--Special Series 3 Common Stock, 50 million shares of Class N-- Special Series 5 Common Stock and 50 million shares of Class N--Special Series 7 Common Stock, representing interests in the Blue Chip Fund and 40 million shares of Class O Common Stock, 60 million shares of Class O--Special Series 3 Common Stock, 50 million shares of Class O--Special Series 5 Common Stock and 50 million shares of Class O--Special Series 7 Common Stock, representing interests in the Asset Allocation Fund; and additional classes of shares representing interests in other investment portfolios of the Company. Class M, N and O Common Stock represent the "A" Shares, Class M, N and O--Special Series 3 Common Stock represent "B" Shares, Class M, N and O -Special Series 5 Common Stock represent the "K" Shares and Class M, N and O--Special Series 7 Common Stock represent the "SRF" Shares. As of the date of this Prospectus, B, K and SRF Shares have not been sold to the public. The Board of Directors may similarly classify or reclassify any class of shares (including unissued Class M Common Stock, Class M- -Special Series 3 Common Stock, Class M--Special Series 5 Common Stock, Class M-- Special Series 7 Common Stock, Class N Common Stock, Class N--Special Series 3 Common Stock, Class N--Special Series 5 Common Stock, Class N--Special Series 7 Common Stock, Class O Common Stock, Class O--Special Series 3 Common Stock, Class O--Special Series 5 Common Stock or Class O--Special Series 7 Common Stock) into one or more series. This Prospectus relates primarily to the Funds' SRF Shares. For more information about the Funds' A, B and K Shares or about the Company's other portfolios, contact the Company at the telephone number listed on the cover page of this Prospectus.

SRF Shares are offered for investment by Eligible Retirement Accounts and are neither subject to a front-end sales charge nor a contingent deferred sales charge. SRF Shares will automatically convert to A Shares on the third anniversary of the Reorganization Date. A Shares are sold to investors choosing the front-end sales charge alternative unless an exemption to the sales charge is otherwise available, which is the case for Eligible Retirement Accounts. B Shares are sold to investors choosing the contingent deferred sales charge ("CDSC") alternative. B Shares are subject to a CDSC upon redemption within the first six years of investment. B Shares of a Fund held for 8 years will automatically convert into A Shares of the particular Fund. Both A and B Shares may be purchased directly by the public, by clients of Bank of America through their qualified trust and agency accounts, or by clients of securities dealers, financial institutions (including banks) and other industry professionals, such as investment advisers, accountants and estate planning firms that have entered into service and/or selling agreements with the Distributor. K Shares are neither subject to a front-end sales charge nor a contingent deferred sales charge. K Shares, however, are sold only to: (a) businesses and other organizations that participate in the Daily Advantage(R) Program sponsored by Bank of America; (b) individuals investing proceeds from a redemption of shares from another open-end investment company on which such individual paid a front-end sales load if (i) such redemption occurred within 30 days prior to the purchase order, and (ii) such other open-end investment company was not distributed and advised by Concord Financial Group, Inc. and Bank of America, respectively, or their affiliates; (c) accounts opened for IRA rollovers from a 401(k) plan in which the assets were held in any Fund of the Company or a Time Horizon Fund and subsequent purchases into an IRA rollover account, so long as the original IRA rollover account remains open on the Company's books; and (d) accounts under Section 403 (b) (7) of the Code.

A Shares, B Shares and K Shares each have certain purchase, redemption and exchange privileges and certain shareholder services. For example, A Shares have certain privileges such as TeleTrade, an automatic investment program, an automatic withdrawal plan and a direct deposit program.

The four classes of shares in each Fund represent interests in the same portfolio of investments of the particular Fund, have the same rights and are identical in all respects except (a) SRF Shares and A Shares bear the expenses of their respective Shareholder Services Plans; (b) B Shares bear the expenses of a Distribution and Services Plan, and also bear the expenses of the deferred sales charge arrangements and any expenses resulting from such arrangements and
(c) K Shares bear the expenses of a Distribution Plan and/or Administrative and Shareholder Services Plan. The four classes also have different exchange privileges.

Except as noted below, shares representing interests in the Funds are entitled to participate in the dividends and distributions declared by the Board of Directors and in the net distributable assets of the particular Fund upon liquidation. The net income attributable to SRF, A, B and K Shares and the dividends payable on such Shares will be reduced by the amount of the: (a) Shareholder Services Plan fees attributable to SRF Shares and A Shares, respectively, (b) Distribution and Services Plan fees attributable to B Shares,
(c) Distribution Plan fees and/or Administrative and Shareholder Services Plan fees attributable to K Shares, respectively, and (e) the incremental expenses associated with such Plans. SRF, A, B and K Shares may have different performance results due to sales charges and other expenses attributable to distribution and/or shareholder servicing plans applicable with respect to a particular share class.

VOTING RIGHTS

SHAREHOLDERS ARE ENTITLED TO ONE VOTE FOR EACH FULL SHARE HELD AND FRACTIONAL VOTES FOR FRACTIONAL SHARES HELD. Fund shares have cumulative voting rights to the extent that may be required by applicable law. Additionally, shareholders will vote in the aggregate and not by class or series, except as required by law (or when permitted by the Board of Directors). Only holders of SRF Shares will be entitled to vote on matters submitted to a vote of shareholders relating to the Shareholder Services Plan attributable to SRF Shares; only holders of A Shares will be entitled to vote on matters submitted to a vote of shareholders relating to the Shareholder Services Plan attributable to A Shares; only holders of B Shares will be entitled to vote on matters submitted to a vote of shareholders relating to the Distribution and Services Plan attributable to B Shares and only holders of K Shares will be entitled to vote on matters relating to the Distribution Plan and Administrative and Shareholder Services Plan attributable to K Shares. Fund shares have no preemptive rights and only such conversion and exchange rights as the Board may grant in its discretion. When issued for payment as described in this Prospectus, Fund shares will be fully paid and non-assessable.

The Funds do not presently intend to hold annual meetings of shareholders to elect directors or for other business unless and until such time as less than a majority of the directors holding office has been elected by the shareholders. At that time, the directors then in office will call a shareholders' meeting for the election of directors. Under certain circumstances, however, shareholders have the right to call a shareholder meeting to consider the removal of one or more directors. Such meetings will be held when requested by the shareholders of 10% or more of the Company's outstanding shares of common stock. The Funds will assist in shareholder communications in such matters to the extent required by law and the Company's undertaking with the Securities and Exchange Commission.

                                  PLAN PAYMENTS

              THE COMPANY HAS ADOPTED SEPARATE SHAREHOLDER SERVICES
                 PLANS (THE "PLANS") FOR SRF SHARES AND A SHARES

The Company has adopted separate Shareholder Services Plans for SRF Shares and A Shares, under which SRF Shares and A Shares of each Fund reimburse the Distributor for shareholder servicing fees the Distributor pays to Service Organizations.

Shareholder servicing expenses include expenses incurred in connection with shareholder services provided by the Distributor and payments to Service Organizations for support services for the beneficial owners of Fund shares, such as: establishing and maintaining accounts and records relating to the Service Organization's clients who invest in Fund shares; assisting those clients in processing exchange and redemption requests and in changing dividend options and account designations; and responding to inquiries from clients concerning their investments.

Under a particular Plan, payments by a Fund for shareholder servicing expenses may not exceed 0.25% (annualized) of the respective average daily net assets of such Fund's SRF Shares or A Shares, as appropriate. Excluded from this calculation, however, are all shares acquired via a transfer of assets from trust and agency accounts at Bank of America. This amount may be reduced pursuant to undertakings by the Distributor. During the fiscal year ended February 29, 1996, the Distributor waived all payments under the Shareholder Services Plan applicable with respect to A Shares of each of the Funds. During the same period, no SRF Shares were offered by the Company.

If in any month the Distributor is due more monies than are immediately payable because of the percentage limitation described above, the unpaid amount is "carried forward" from month to month while the particular Plan is in effect until such time when it may be paid. However, any "carried forward" amounts will not be payable beyond the fiscal year during which the amounts are accrued. No interest, carrying or other finance charge is borne by a Fund with respect to the amount "carried forward."

The Glass-Steagall Act and other applicable laws, among other things, prohibit banks from engaging in the business of underwriting securities. If a bank were prohibited from acting as a Service Organization, its shareholder clients would be permitted to remain Company shareholders and alternative means for continuing the servicing of such shareholders would be sought. In such event, changes in the operation of the Company might occur and a shareholder serviced by such bank might no longer be able to avail itself of the automatic investment or other services then being provided by the bank. It is not expected that shareholders would suffer any adverse financial consequences as a result of any of these occurrences.

                                   APPENDIX A

CORPORATE BOND RATINGS

Excerpts from Moody's description of its corporate bond ratings: Aaa--judged to be the best quality, carry the smallest degree of investment risk and are generally referred to as "gilt edged"; Aa--judged to be of high quality by all standards; A--deemed to have many favorable investment attributes and considered as upper medium grade obligations; Baa--considered as medium grade obligations, i.e. they are neither highly protected nor poorly secured; Ba, B, Caa, Ca, C-- protection of interest and principal payments is questionable (Ba indicates some speculative elements, B represents bonds that generally lack characteristics of desirable investment, Caa represents bonds which are in poor standing, Ca represents a high degree of speculation and C represents the lowest rated class of bonds); Caa, Ca and C bonds may be in default. Those bonds in the Aa, A, Baa, Ba and B groups which Moody's believes possess the strongest investment attributes are designated by the symbols Aa1, A1, Baa1, Ba1 and B1. [The modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates that the issue ranks at the lower end of its generic rating category.]

A Standard & Poor's corporate debt rating is a current assessment of the creditworthiness of an obligor with respect to a specific obligation. Debt rated "AAA" has the highest rating assigned by Standard & Poor's. Capacity to pay interest and repay principal is considered to be extremely strong. Debt rated "AA" is considered to have a very strong capacity to pay interest and to repay principal and differs from the highest rated issues only in small degree. Debt rated "A" is considered to have a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt of a higher rated category. Debt rated "BBB" is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and to repay principal for debt in this category than for higher rated categories. Debt rated "BB," "B," "CCC," "CC" or "C" is regarded, on balance, as predominately speculative with respect to capacity to pay interest and repay principal in accordance with the terms of the obligations. "BB" indicates the lowest degree of speculation and "C" the highest degree of speculation. While such debt will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions. Debt rated "CI" is reserved for income bonds on which no interest is being paid. Debt rated "D" is in default. This rating is used when interest payments or principal payments are not made on the date due, even if the applicable grace period has not expired, unless Standard & Poor's believes that such payments will be made during such grace period. The "D" rating also will be used upon the filing of a bankruptcy petition if debt service payments are jeopardized. The ratings from "AA" to "CCC" may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

Excerpts from Fitch's description of its corporate bond ratings: "AAA"-- considered to be investment grade and of the highest credit quality. Capacity to pay interest and repay principal is considered to be exceptionally strong; "AA"--judged to be investment grade and of very high credit quality, although the capacity to pay interest and repay principal is not quite as strong as bonds rated "AAA"; "A"--deemed investment grade and of high credit quality, although the capacity to pay interest and repay principal may be more susceptible to the adverse changes in economic conditions and circumstances than bonds with higher ratings; "BBB" is considered to be investment grade and is regarded as having satisfactory credit quality with an adequate capacity to pay interest and repay principal although adverse changes in economic conditions and circumstances are more likely to impair timely payment than for higher rated categories; "BB," "B," "CCC," "CC," "C," "DDD," "DD," and "D"--regarded as speculative investments. [The ratings "BB" to "C" represent the likelihood of timely payment of principal and interest in accordance with the terms of obligation for bond issues not in default. For defaulted bonds, the rating "DDD" to "D" is an assessment of the ultimate recovery value through reorganization or liquidation.] The ratings from "AA" to "BBB" may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

COMMERCIAL PAPER RATINGS

A Standard & Poor's commercial paper rating is a current assessment of the likelihood of timely payment of debt considered short-term in the relevant market. The designation "A-1" indicates the degree of safety regarding timely payment is considered to be strong. Those issues determined to possess extremely strong safety characteristics are denoted with a plus (+) sign designation. The designation "A-2" indicates the capacity for timely payment is satisfactory, however, the relative degree of safety is not as high as for issues designated "A-1." Moody's commercial paper ratings are opinions of the ability of issuers to repay punctually promissory obligations not having an original maturity in excess of 9 months. The rating "Prime-1" is the highest commercial paper rating assigned by Moody's. Issuers rated "Prime-1" (or related supporting institutions) are considered to have a superior capacity for repayment of short-term promissory obligations. Issuers rated "Prime-2" (or related supporting institutions) are considered to have a strong capacity for repayment of short-term promissory obligations.

Fitch short-term ratings apply to debt obligations that are payable on demand or have original maturities of up to three years. The designation "F-1" indicates that the securities possess very strong credit quality. Those securities determined to possess exceptionally strong credit quality are denoted with a plus (+) sign designation. Securities rated "F-2" are considered to possess good credit quality. Issues assigned this rating have a satisfactory degree of assurance for timely payment.

UNRATED SECURITIES

Unrated securities are securities which have not been rated by a nationally recognized statistical rating organization.

                          PACIFIC HORIZON MUTUAL FUNDS










                                SRF SHARES OF THE
                             INTERMEDIATE BOND FUND
                                 BLUE CHIP FUND
                              ASSET ALLOCATION FUND




                                   PROSPECTUS
                                 APRIL __, 1997



                                NOT FDIC INSURED